Exhibit 99.(q)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 25, 2022, relating to the financial statements and financial highlights of Lord Abbett Special Situations Income Fund appearing in the Annual Report on Form N-CSR of Lord Abbett Special Situations Income Fund for the period from September 8, 2021 (commencement of operations) through December 31, 2021, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 22, 2022